                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                   Autologic Information International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                    AUTOLOGIC INFORMATION INTERNATIONAL, INC.

                          1050 RANCHO CONEJO BOULEVARD
                         THOUSAND OAKS, CALIFORNIA 91320
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              --------------------

                                 April 22, 1998
                              --------------------

      NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Autologic Information International, Inc., a Delaware corporation (the "Company"), will be held at the Company's principal offices, 1050 Rancho Conejo Boulevard, Thousand Oaks, California 91320, on Wednesday, April 22, 1998 at 9:30 a.m., local time. The following matters are to be presented for consideration at the meeting:

      1. The election of eight directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

      2. A proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 30, 1998; and

      3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

      The close of business on February 23, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                   By Order of the Board of Directors,

                                   Howard B. Weinreich
                                   Secretary

February 27, 1998

 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
        THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE
              IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO
               POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                    AUTOLOGIC INFORMATION INTERNATIONAL, INC.

                          1050 RANCHO CONEJO BOULEVARD
                         THOUSAND OAKS, CALIFORNIA 91320

                              --------------------

                                 PROXY STATEMENT
                              --------------------

      This Proxy Statement is furnished to the holders of Common Stock ("Common Stock") of Autologic Information International, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board" or "Board of Directors") of proxies in the accompanying form ("Proxy" or "Proxies") to be used at the 1998 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Company's principal offices, 1050 Rancho Conejo Boulevard, Thousand Oaks, California 91320, on Wednesday, April 22, 1998 at 9:30 a.m., local time, and at any adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The cost of preparing, assembling and mailing the Notice of Meeting, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse banks, brokerage houses and other custodians who are holders of record of Common Stock for their expenses in forwarding Proxies and Proxy soliciting materials to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph or personal interview. It is anticipated that this Proxy Statement and the Proxies will be mailed to stockholders on or about February 27, 1998. A stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Company, Attention:
Secretary, by a duly executed proxy of later date, or by voting in person at the Meeting. Proxies properly executed and received in time for the Meeting will be voted.

      The close of business on February 23, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. There were outstanding, as of the close of business on that date, 5,787,970 shares of Common Stock. A majority of such outstanding shares, represented in person or by Proxy at the Meeting, is required to constitute a quorum for the transaction of business at the Meeting. Holders of Common Stock are entitled to one vote for each share thereof held of record. Proxies submitted which contain abstentions or broker nonvotes will be deemed present at the Meeting in determining the presence of a quorum. Shares subject to abstentions with respect to any matter are considered shares entitled to, and voted, with respect to that matter. Shares subject to broker nonvotes with respect to any matter are not considered as shares entitled to vote with respect to that matter. Therefore, abstentions will, in effect, be deemed negative votes on each proposal, but broker nonvotes will not affect the results of any proposal.

      Unless otherwise specified, all Proxies received will be voted for the election of all nominees named herein to serve as directors and to ratify the selection of Ernst & Young LLP as the Company's independent auditors. The Board of Directors does not intend to bring before the Meeting any matter other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the Meeting.

                            FORMATION OF THE COMPANY

      Pursuant to a Merger Agreement dated October 5, 1995 (as amended, the "Merger Agreement"), on January 29, 1996 (i) Information International, Inc. ("Triple-I"), a publicly held company, was, pursuant to a vote of its stockholders, merged with and into the Company and (ii) Volt Information Sciences, Inc. ("Volt") caused its wholly-owned California subsidiary, Autologic, Incorporated ("Autologic"), also to be merged with and into the Company and contemporaneously caused all of the capital stock of certain foreign subsidiaries of Volt (whose business was related to that of Autologic) to be transferred to the Company. The foregoing formation transactions are collectively referred to as the "Merger."

                          SECURITY HOLDINGS OF CERTAIN
                      STOCKHOLDERS, MANAGEMENT AND NOMINEES

      The following table sets forth information at January 31, 1998 (except as set forth below) with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each person who is proposed by the Board of Directors to be a nominee for election as director at the Meeting (the "Nominees"), (iii) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation" and
(iv) all executive officers and directors of the Company as a group:


                                                   Amount and Nature     Percent
                                                     of Beneficial         of
Beneficial Owner                                     Ownership (1)      Class (2)
----------------                                   -----------------    ---------
Volt Information Sciences, Inc. (3)                 3,400,100 (3)         58.7%

Fidelity International Ltd. (4)                       372,057 (4)          6.4%

FMR Corp. (4)                                         189,671 (4)          3.3%

Fidelity American Special Situations Trust (4)         50,048 (4)           *

Summit Capital Management, LLC (5)                    322,700 (5)          5.6%

Leroy M. Bell                                             500               *
Dennis D. Doolittle                                    14,500 (6)           *
Alden L. Edwards                                        2,000 (6)           *
EuGene L. Falk                                             --               --
James J. Groberg                                        5,000 (6)(7)        *
Brian W. LeClair                                           --               --
Anthony F. Marrelli                                       100               *
Paul H. McGarrell                                          --               --
Jerome Shaw                                             9,000 (6)(7)        *
William Shaw                                            9,000 (6)(7)        *

All Executive Officers and
  Directors as a group (10 persons)                    40,100 (6)(7)        *


----------

(1) Except as noted, the named beneficial owners have sole voting and dispositive power with respect to their respective beneficially owned shares.


                     (footnotes continued on following page)

(2) Asterisk indicates less than 1%. Shares reflected as owned by a person that are not outstanding, but that are issuable upon exercise of options held by such person that were exercisable on or within 60 days after January 31, 1998, are considered outstanding for the purpose of computing the percentage of outstanding Common Stock that would be owned by the optionee if the options were exercised, but (except for the calculation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other person.

(3) Owned of record by NUCO I, Ltd., a wholly-owned subsidiary of Volt. The address of both NUCO I, Ltd. and Volt is 1221 Avenue of the Americas, New York, New York 10020-1579.

(4) The Company has been advised that the address of Fidelity International Limited ("FIL") is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda; of FMR Corp. ("FMR") is 82 Devonshire Street, Boston, Massachusetts 02109; and of Fidelity American Special Situations Trust ("FASST") is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. The Company has also been advised that a subsidiary of FIL and a subsidiary of FMR are the advisor and sub-advisor, respectively, of FASST; that FIL and FMR own beneficially, for purposes of
      Section 13(d) of the Securities Exchange Act of 1934, the shares owned by FASST; and that, while there is significant common ownership of the voting stock of FIL and FMR and some common directors, FIL and FMR is each of the view that it is not acting together with the other as a "group" regarding the shares beneficially owned by it and it is not required to include in the number of shares it beneficially owns for purposes of Section 13(d) of the Securities Exchange Act of 1934 the shares beneficially owned by the other. If the Common Stock ownership of FIL, FMR and FASST were combined, they would own an aggregate of 611,776, or 10.6%, of the outstanding Common Stock.

(5) Based on information as at December 31, 1997 in a Schedule 13G dated February 18, 1998 filed by Summit Capital Management, LLC, an investment advisor registered under the Investment Advisors Act of 1940.

(6) Includes shares issuable upon the exercise of options granted by the Company, which were exercisable on or within 60 days after January 31, 1998, each of which is exercisable in full, as follows: Dennis D. Doolittle, 10,000; James J. Groberg, 5,000; Jerome Shaw, 9,000; William Shaw, 9,000; and all executive officers and directors as a group, 33,000.

(7) Excludes the shares owned by Volt. Messrs. William Shaw, Jerome Shaw and James J. Groberg are executive officers and directors of Volt and Messrs. William Shaw and Jerome Shaw are principal stockholders of Volt.

                        PROPOSAL 1. ELECTION OF DIRECTORS

      The Company's By-Laws provide that the number of members of the Board of Directors shall be not less than three or more than twelve, the exact number to be fixed by resolution of the Board of Directors. The Board of Directors presently consists of nine members. However, Brian LeClair is not a candidate for reelection. As a result, the Board of Directors has fixed the number of directors constituting the entire Board at eight effective with the election of directors at the Meeting.

      Unless authority to do so is withheld, Proxies will be voted at the Meeting for the election of each of the Nominees named below to serve as directors of the Company until the next annual meeting of stockholders and until their respective successors are elected and qualified. The Company believes that all of the Nominees are available to serve as directors. In the event that any of the Nominees should become unavailable or unable to serve for any reason, the holders of Proxies have discretionary authority to vote for one or more alternate nominees designated by the Board of Directors. Each of the current directors was elected by the Company's stockholders except Mr. Falk. Mr. Falk was elected by the Board of Directors subsequent to the Company's 1997 Annual Meeting of Stockholders to fill a vacancy in the Board of Directors pursuant to the terms of a Voting Agreement between Volt and certain stockholders (including Leroy M. Bell) of Triple-I (the "Voting Agreement") which was entered into in connection with the Merger. Each other director was elected as a director by stockholders at the Company's 1997 Annual Meeting following their nomination pursuant to the terms of the Voting Agreement. The Voting Agreement expired pursuant to its terms on January 28, 1998.

BACKGROUND OF NOMINEES

      LEROY M. BELL, 63, has been a director of the Company since August 1996. Mr. Bell was a director of Triple-I from 1990 until the Merger and was Vice President of Customer Support for Triple-I from 1979 until his retirement in 1994. Mr. Bell has also been President of B & B Vending Machines, Inc. (a vending machine service company) since July 1995.

      DENNIS D. DOOLITTLE, 53, has been President of the Company since March 1997 and has been Vice Chairman of the Board of Directors and Chief Operating Officer of the Company since January 1996. He has been a director of the Company since November 1995. Mr. Doolittle served as President of Autologic from 1990 until the Merger. Prior thereto, he served as Senior Vice President-Engineering (from 1989 to 1990) and Vice President-Engineering (from 1986 to 1989) of Autologic.

      ALDEN L. EDWARDS, 55, has been a director of the Company since January 1996. Mr. Edwards has been President of Advanced Technical Solutions, Inc., which services and replaces editorial and classified systems, since March 1997. He served as President of the Company from January 1996 until February 28, 1997, when he resigned, and of Triple-I from May 1995 until the Merger. Mr. Edwards had joined Triple-I as a Senior Vice President and a consultant in January 1995. Prior to joining Triple-I, Mr. Edwards owned and operated A.E. Consulting, a consulting firm.

      EuGENE L. FALK, 54, has been a director of the Company since September 1997. Mr. Falk has been Executive Vice President and Chief Operating Officer of Media Passage, an ad placement service for national advertising, since March 1997. He was formerly General Manager of the Los Angeles Times from 1990 to 1996. From 1988 to 1990, he was Executive Vice President and General Manager of the Philadelphia Inquirer and for the 15 year period prior to that, held numerous operations management positions within Knight-Ridder Newspapers, Inc.

      JAMES J. GROBERG, 69, has been a director of the Company since September 1995. He has been a Senior Vice President and the Chief Financial Officer of Volt for more than the past five years. Mr. Groberg is a director of Volt.

      PAUL H. McGARRELL, 69, has been a director of the Company since January 1996. Mr. McGarrell served as President of Autologic from 1987 to 1990, when he retired. From 1990 until November 1995, Mr. McGarrell acted as a consultant to Autologic while serving as its Chairman.

      JEROME SHAW, 71, has been a director of the Company since January 1996. He is a founder of Volt, serving as its Executive Vice President and Secretary for more than the past five years, and has been employed in executive capacities by Volt and its predecessors since 1950. He has served as a director of Volt since its formation in 1957.

      WILLIAM SHAW, 73, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since September 1995, and has served as a director of the Company since November 1995. Mr. Shaw is a founder of Volt, serving as its President and Chairman of the Board for more than the past five years, and has been employed in executive capacities by Volt and its predecessors since 1950. He has served as a director of Volt since its formation in 1957.

      William Shaw and Jerome Shaw are brothers. There are no other family relationships among the directors or executive officers of the Company.

MEETINGS OF THE BOARD OF DIRECTORS

      During the fiscal year ended October 31, 1997, the Board of Directors held seven meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which such director served that were held during the period in fiscal 1997 that such person served as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors presently has Audit, Compensation and Stock Option Committees. The Board of Directors has no nominating committee.

      The Audit Committee of the Board of Directors, which presently consists of Messrs. James J. Groberg, Paul H. McGarrell and Brian W. LeClair, is authorized to examine and consider matters related to the internal and external audits of the Company's accounts, the financial affairs and accounts of the Company, the scope of the independent auditors' engagement, the effect on the Company's financial statements of any proposed changes in generally accepted accounting principles, disagreements, if any, between the Company's independent auditors and management, the quality of the Company's system of internal accounting controls and matters of concern to the independent auditors resulting from the audit, including the results of the independent auditor's review of internal accounting controls and suggestions for improvement. The committee held two meetings during fiscal 1997.

      The Executive Compensation Committee of the Board of Directors, presently consisting of Messrs. William Shaw, Jerome Shaw, James J. Groberg and Paul H. McGarrell, non-employee directors of the Company, is authorized to consider and determine salaries, bonuses and other compensation arrangements for executive officers of the Company. The committee did not meet separately from the full Board during the past fiscal year.

      The Stock Option Committee of the Board of Directors is authorized to grant stock options under and administer the Company's 1995 Stock Option Plan. Since September 1997, when a director resigned, the Committee has consisted solely of Paul H. McGarrell. The Company intends to add at least one more Board member to this committee. The Stock Option Committee did not meet separately from the full Board during the past fiscal year.

REMUNERATION OF DIRECTORS

      Each director who is not regularly employed by either the Company or Volt (Messrs. Leroy M. Bell, Alden L. Edwards, EuGene L. Falk, Brian W. LeClair and Paul H. McGarrell) receives a director's fee at an annual rate of $15,000 plus $1,000 for each meeting of the Board of Directors attended other than telephonically. Such directors are also reimbursed by the Company for their reasonable out of pocket expenses incurred in attending meetings and performing services on behalf of the Company.

      Messrs. William Shaw, Jerome Shaw and James J. Groberg, directors of the Company who are executive officers and key employees of Volt, were granted options (in January 1996) to purchase 9,000, 9,000 and 5,000 shares, respectively, of Common Stock under the Company's 1995 Stock Option Plan, which permits the grant of options to key employees of the Company, its subsidiaries and parents (including Volt). The exercise price of the options granted to William Shaw and Jerome Shaw are $13.20 per share, 110% of the market value of the Common Stock on the date of grant, and the exercise price of the option granted to Mr. Groberg is $12.00 per shares, 100% of the market value of the Common Stock on the date of grant. The options are exercisable at any time until January 2001 (in the case of William Shaw and Jerome Shaw) and January 2006 (in the case of Mr. Groberg), subject to earlier termination at specified times following termination of employment, death or disability.

REQUIRED VOTE

      A plurality of the votes cast at the Meeting by the holders of Common Stock will be required for the election of directors. The Board of Directors recommends that stockholders vote FOR each of LEROY M. BELL, DENNIS D. DOOLITTLE, ALDEN L. EDWARDS, EuGENE L. FALK, JAMES J. GROBERG, PAUL H. McGARRELL, JEROME SHAW and WILLIAM SHAW to serve as directors of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning compensation for services rendered in all capacities to the Company and its subsidiaries (including for Autologic, in the case of Mr. Doolittle, and Triple-I, in the case of Mr. Edwards, prior to the Merger for services rendered to those companies and their subsidiaries) during the fiscal years ended October 31, 1997, November 1, 1996 and November 3, 1995 by the Company's Chief Executive Officer and each of the other executive officers of the Company who received cash compensation in excess of $100,000 during the fiscal year ended October 31, 1997:

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                                ANNUAL COMPENSATION         SECURITIES
                                              ----------------------        UNDERLYING      ALL OTHER
PRINCIPAL POSITION                  YEAR      SALARY (1)       BONUS        OPTIONS (#)   COMPENSATION
------------------                  ----      ----------       -----       ------------   ------------

William Shaw,                       1997           --             --             --             --
  Chairman of the Board and         1996           --             --            9,000           --
  Chief Executive Officer (2)       1995           --             --             --             --

Dennis D. Doolittle,                1997       $190,000       $ 15,000           --         $  3,504
  Vice Chairman of the Board,       1996        190,000           --           10,000          2,783
  President and Chief               1995        145,018          5,000           --            1,404
 Operating Officer

Alden L. Edwards,                   1997       $ 86,536           --             --         $102,502
  President (3)                     1996        153,081       $ 20,111         10,000           --
                                    1995         83,337        125,343         50,000           --

Anthony F. Marrelli,                1997       $139,257       $ 10,000          2,500       $ 19,874
  Chief Financial Officer (4)

--------

(1) Includes amounts deferred under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2) Except for the options granted by the Company, all of Mr. Shaw's compensation has been paid by Volt for services rendered in all capacities to Volt, which has a number of subsidiaries including the Company (and, prior to the Merger, Autologic). It is not feasible to allocate any portion of Mr. Shaw's compensation from Volt to the Company and none is borne by the Company.

(3) Mr. Edwards, who resigned as President of the Company on February 28, 1997, joined Triple-I as Senior Vice President and a consultant in January 1995 and became President of the Company in January 1996. The amount included as "All Other Compensation" for Mr. Edwards represents severance pay. The amount included as salary for Mr. Edwards prior to January 1996 represents consulting fees from Triple-I. Amounts reflected as bonuses represent commissions based on sales. Options granted to Mr. Edwards in fiscal 1995 were granted by Triple-I to purchase Common Stock of Triple-I, which options were assumed by the Company under the Merger Agreement and became options to purchase the same number of shares of the Company's Common Stock. All options granted to Mr. Edwards expired unexercised.

(4) Mr. Marrelli joined the Company on November 18, 1996 and was elected Chief Financial Officer of the Company on January 6, 1997. This table includes information concerning Mr. Marrelli's compensation since he joined the Company. Amounts reflected in "All Other Compensation" for Mr. Marrelli consists of costs in connection with his relocation upon joining the Company.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table contains information concerning options granted during the year ended October 31, 1997 by the Company to Anthony F. Marrelli, the only executive officer named in the Summary Compensation Table who was granted options to purchase shares of the Company's Common Stock during fiscal 1997:

                                   INDIVIDUAL GRANTS                                 VALUE AT ASSUMED
-------------------------------------------------------------------------------      ANNUAL RATES OF
                       NUMBER OF     PERCENT OF                                        STOCK PRICE
                         SHARES    TOTAL OPTIONS                                     APPRECIATION FOR
                       UNDERLYING    GRANTED TO     EXERCISE                          OPTION TERM (2)
                        OPTIONS    EMPLOYEES IN       PRICE        EXPIRATION    ------------------------
NAME                  GRANTED (1)   FISCAL YEAR    PER SHARE          DATE           5%             10%
----                  -----------  ------------    ---------     --------------  ---------        -------

Anthony F. Marrelli      2,500          100%         $4.50           4/21/07       $7,075         $17,930

----------

(1) The option is exerciseable at a price equal to 100% of the market value of the shares on the date of grant at any time during its ten-year term commencing one year after the date of grant, subject to earlier termination at specified times following termination of employment, death or disability.

(2) These are hypothetical values using assumed compound growth rates prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market price of the Common Stock.

AGGREGATED YEAR-END OPTION VALUES

      None of the executive officers of the Company named in the Summary Compensation Table exercised stock options to purchase shares of the Common Stock during fiscal 1997. The following table sets forth certain information as at October 31, 1997 concerning the shares subject to unexercised options to purchase Common Stock held by the executive officers named in the Summary Compensation Table:

                                    NUMBER OF SHARES                  VALUE OF
                                       UNDERLYING                    UNEXERCISED
                                       UNEXERCISED                  IN-THE-MONEY
                                         OPTIONS                       OPTIONS
                                        AT FISCAL                     AT FISCAL
                                        YEAR-END                      YEAR-END
                                      (EXERCISABLE/                 (EXERCISABLE/
NAME                                 UNEXERCISABLE)               UNEXERCISABLE)(1)
----                                ----------------              -----------------

William Shaw                            9,000/     0                    $0/      0
Dennis D. Doolittle                    10,000/     0                    $0/      0
Anthony F. Marrelli                         0/ 2,500                    $0/  8,125

----------

(1) Represents the closing sale price of the Common Stock underlying the options on The Nasdaq Stock Market's National Market on October 29, 1997, the last date on which the Common Stock was traded prior to the end of fiscal 1997, minus the option exercise price.

EMPLOYMENT AND TERMINATION AGREEMENTS

      The Company is a party to an Employment Agreement dated as of December 26, 1996 with Dennis D. Doolittle which provides for an indefinite term of employment, subject to termination on three months' notice by either party. Mr. Doolittle's annual salary was $190,000 through December 31, 1997 and was increased effective January 1, 1998 to $205,000. Under his Employment Agreement, Mr. Doolittle may also receive bonuses at the discretion of the Board.

REPORT OF COMPENSATION COMMITTEE CONCERNING EXECUTIVE COMPENSATION

      This report is presented by the Executive Compensation Committee of the Board of Directors with respect to cash compensation and by the Board's Stock Option Committee with respect to stock options granted by the Company.

      To date, the Company has used a combination of salary as a base for compensation, bonuses either as incentives or rewards for short or long-term performance, and stock options as a means of providing long-term incentives. In determining an executive's base salary, the Committee considers the executive's performance, level of responsibility and expertise, as well as the Company's performance, economic conditions (including the cost of living) and competitive factors. Bonuses are based upon the Company's performance, as well as the executive's overall performance, contribution toward the Company's profitability, meeting corporate objectives and, in certain instances, meeting specific corporate goals or completing specific programs of projects. The Committee's decisions are made on a subjective basis without assigning weights to any particular factor.

      The Stock Option Committee grants stock options under the Company's 1995 Stock Option Plan as the primary method of providing long-term incentive compensation to key employees of the Company, including executive officers, while conserving available cash for operations and growth. The Stock Option Committee believes that stock options foster the interest of key employees in seeking long-term growth for the Company, as well as linking their interests with the overall interests of stockholders. In determining when to grant options and size of the award to any particular executive or key employee, the Committee takes into consideration factors such as the executive's or employee's position, level of responsibility, value to the Company, future objectives, accomplishments, performance and other compensation. No one factor is given special weight, but decisions are made based on an overall assessment of the individuals.

      Compensation of Chief Executive Officer. Mr. William Shaw serves as the Company's Chief Executive Officer, but receives no cash compensation for his services to the Company. Mr. Shaw is also the Chairman and President of Volt, which owns approximately 59% of the Company's outstanding stock. The Company has drawn upon the expertise of various key employees, including Mr. Shaw and other executive officers, of Volt, for which the Company has paid limited amounts to Volt (see "Certain Transactions") and no compensation to the individuals providing such advice and services to the Company. To provide such individuals with incentive, in fiscal 1996, the Stock Option Committee granted options to such employees (including Mr. Shaw) using the same criteria as it uses for option grants to Company employees discussed above. No such options were granted in fiscal 1997.

      Certain Tax Legislation. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Certain "performance based compensation" is excluded from the deduction limitation. The Executive Compensation and Stock Option Committees believe that the limitations on compensation deductibility under Section 162(m) will have no effect on the Company in the foreseeable future, and intends to take such action as may be necessary, including obtaining stockholder approval where required, in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m).

                                   Respectfully submitted,


               Executive Compensation Committee     Stock Option Committee
               --------------------------------     ----------------------

                     James J. Groberg                  Paul M. McGarrell
                     Paul H. McGarrell
                     Jerome Shaw
                     William Shaw

PERFORMANCE GRAPH

      The following graph compares the cumulative return to holders of the Company's Common Stock, assuming they had been holders of Common Stock of Triple-I (each share of which was automatically converted into one share of the Company in the Merger) from November 1, 1992 until the Merger and of the Company thereafter with (i) The Nasdaq Stock Market Index, and (ii) a published industry group index of 12 other publicly held companies that are included within the four-digit Standard Industrial Code (3555) for printing trades machinery and equipment manufacturers, which is maintained by Media General Financial Services, Inc. (the "SIC Index"). The comparison assumes $100 was invested on November 1, 1992 in Common Stock of Triple-I (each share of which, as noted above, became one share of the Company in the Merger) and in each of the comparison groups, and assumes reinvestment of dividends (neither Triple-I nor the Company paid any dividends during the periods):





At October 31,                             1992   1993    1994   1995   1996   1997
-----------------------------------------------------------------------------------
Autologic Information International, Inc.   100     97      88    108     59     79
NASDAQ Market Index                         100    131     140    166    194    255
SIC Code Index                              100     68      73     52     32     32

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership, and reports of changes of ownership, of the Company's equity securities with the Securities and Exchange Commission and furnish copies of those reports to the Company. Based solely on a review of the copies of the reports furnished to the Company to date and written representations that no reports were required, the Company believes that all reports required to be filed by such persons with respect to the Company's fiscal year ended October 31, 1997 were timely filed, except that Mr. Marrelli was late in filing his initial report of ownership and Mr. Bell was late in filing one report concerning one transaction.

                              CERTAIN TRANSACTIONS

      Pursuant to the Merger Agreement among Volt, Autologic and Triple-I (see "Formation of the Company"), to mitigate the dilutive effect which options to purchase Triple-I Common Stock granted prior to the Merger could have on Volt's ownership interest in the Company, Volt is to receive 100 additional shares of Common Stock of the Company for every 590 shares of Company Common Stock issued with respect to the exercise of options granted by Triple-I (such options covered 511,500 shares at the time of the Merger, of which, at January 31, 1998, options to purchase 69,500 shares of the Company's Common Stock remain outstanding). To date, the Company has issued 8,600 shares of Common Stock (including 4,600 shares since the beginning of fiscal 1997) to Volt as a result of the exercise of such Triple-I options. See "Security Holdings of Certain Stockholders, Management and Nominees."

      Under the Merger Agreement, Volt agreed to provide the Company with a credit facility of $2,250,000 until January 28, 1998 in such manner as Volt determined in its sole discretion, with such credit to be extended at the prime rate in effect from time to time at The Chase Manhattan Bank. Pursuant to this arrangement, on January 30, 1997, the Company borrowed $600,000 from Volt, all of which has been repaid. Interest (which was at the rate of 8.25%) aggregated $2,034. On May 15, 1997, the Company obtained a revolving line of credit, which is guaranteed by Volt, in the amount of $2,250,000 with Wells Fargo Bank. There were no borrowings outstanding under this agreement as of October 31, 1997.

      As part of the Merger, the Company entered into a three-year lease with Volt Realty Two, Inc., a wholly-owned subsidiary of Volt (the "Landlord"), pursuant to which the Company has been leasing approximately 134,000 square feet of space in Thousand Oaks, California, formerly occupied by Autologic, at a rental which was initially $6.00 per square foot per year, a rental based upon prevailing rentals charged in the area at the time the Merger Agreement was entered into. During fiscal 1997, the Company paid rent to the Landlord aggregating $781,000. Pursuant to the terms of the lease, as amended, in December 1996, the Company's Board of Directors established a new rental rate based on prevailing rates in the general area, which resulted in a slight decrease in rent. Commencing in January 1998 and from time to time thereafter during the remaining term of the lease, the Company's Board of Directors may again, unilaterally, but in good faith and utilizing certain reasonableness standards, redetermine whether there should be a further increase or decrease in the base rent and/or increase (if the space is then available) or decrease the amount of rented space. The Company is also obligated to pay all real estate taxes, insurance, utilities and repairs related to the leased premises.

      Subsequent to the Merger, which resulted in a reduction of the combined administrative staffs of Triple-I and Autologic, Volt has continued to provide certain on-going legal and financial services, for which the Company pays Volt a monthly fee of $3,000. The Company believes such fee is fair and reasonable for the services provided.

          PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected the firm of Ernst & Young LLP as the independent auditors of the Company for the year ending October 30, 1998, subject to ratification by the Company's stockholders at the Meeting. Ernst & Young LLP (which, with its predecessors, had been Autologic's independent auditors since 1971 and has been Volt's independent auditors since 1968) has acted for the Company in such capacity since fiscal 1996. A resolution for such ratification will be submitted for consideration.

      Ernst & Young LLP has indicated to the Company that it intends to have a representative present at the Meeting who will be available to respond to appropriate questions. Such representative will have the opportunity to make a statement if he so desires. If the resolution selecting Ernst & Young LLP as independent public accountants is adopted by stockholders, the Board of Directors nevertheless retains the discretion to select different auditors should it then deem it in the Company's best interests. Any such future selection need not be submitted to a vote of stockholders.

REQUIRED VOTE

      The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting and entitled to vote on this proposal, will be required to adopt this proposal. The Board of Directors recommends that stockholders vote FOR this proposal.

                                  MISCELLANEOUS

STOCKHOLDER PROPOSALS

      From time to time stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and form of proxy relating to that meeting. In order to be included in the Company's proxy statement for that meeting, such proposals must be submitted in writing on a timely basis. Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to the Company's next Annual Meeting of Stockholders must be received at 1050 Rancho Conejo Boulevard, Thousand Oaks, CA 91320, by October 31, 1998. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company.

      The Company's By-Laws require stockholders who intend to nominate directors at any annual meeting or special meeting or propose new business at any annual meeting to provide advance notice of such intended action, as well as certain additional information, to the Company. Such notice and information should be provided to the Secretary of the Company at 1050 Rancho Conejo Boulevard, Thousand Oaks California 91320. Such notice and information with respect to the Meeting must be submitted to the Company not later than the close of business on March 9, 1998. Such notice and information for future meetings must be received by the Company not less than 120 nor more than 150 days prior to the anniversary date of the notice of the annual meeting of stockholders held in the immediately preceding year; provided however that, in the event the date of the annual meeting is changed by more than 30 days from such anniversary date, advance notice by a stockholder must be received by the Company no less than 120 nor more than 150 days prior to the forthcoming annual meeting or, if later, not later than the close of business on the tenth calendar day following the date on which formal notice of the meeting is mailed or otherwise first publicly announced. Copies of the By-Law provision is available upon request made to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

      A copy of the Company's Annual Report on Form 10-K for the year ended October 31, 1997, which has been filed with the Securities and Exchange Commission, is included in the Company's 1997 Annual Report to Stockholders which is being transmitted to stockholders with this proxy statement. Neither the Annual Report to Stockholdersnor Annual Report on Form 10-K Report are deemed incorporated herein. Extra copies of the Form 10-K Report are available, without charge, to stockholders who are interested in more detailed information about the Company. Requests for a copy of that report should be addressed to the Chief Financial Officer of the Company, at 1050 Rancho Conejo Boulevard, Thousand Oaks, CA 91320.


                                         By Order of the Board of Directors,


                                                Howard B. Weinreich
                                                       Secretary


February 27, 1998

February 23, 1998

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Autologic Information International, Inc., to be held at 9:30 a.m. on Wednesday, April 22, 1998 at Autologic Information International, Inc. located at 1050 Rancho Conejo Boulevard, Thousand Oaks, California. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided which requires no postage if mailed in the United States. If you do plan to attend the meeting, please mark the appropriate box on the proxy.

                                Sincerely,
                                Howard B. Weinreich

                                Secretary



                                  DETACH HERE

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.


1.  Election of Directors.

    Nominees: Leroy M. Bell, Dennis D. Doolittle, Alden L. Edwards,
              EuGene L. Falk, James J. Groberg, Paul H. McGarrell, Jerome Shaw and William Shaw

              FOR               WITHHELD
              [ ]                  [ ]

[ ] __________________________________________________
         For all nominees except as noted above

                                              FOR   AGAINST   ABSTAIN
2.  Ratification of selection of auditors.    [ ]     [ ]       [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please vote and sign exactly as your name(s) appears. If more than one name appears, all should sign. If signing as attorney, administrator, trustee or guardian, please indicate the capacity in which you are acting. Proxies executed by corporations should be signed by a duly authorized officer.



Signature: ____________ Date: ________ Signature: ______________ Date: _______

                                  DETACH HERE

                                     PROXY

                   AUTOLOGIC INFORMATION INTERNATIONAL, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR ANNUAL MEETING, APRIL 22, 1998

        The undersigned hereby appoints William Shaw, Dennis D. Doolittle and Howard B. Weinreich, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders of the Company to be held at the principal office of the Company located at 1050 Rancho Conejo Boulevard, Thousand Oaks, California 91320 on Wednesday, April 22, 1998 at 9:30 a.m., local time, and at any adjournments or postponements thereof(1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may come before the meeting.

        The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and
(3) Annual Report of the Company for the fiscal year ended October 31, 1997.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND DATE AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                                                    -----------
                                                                    SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
                                                                    -----------